Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Number 333-105077-08
Additional Information Statement dated April 19, 2007
The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-503-4611.
Capital Auto Receivables Asset Trust 2007-1
Issuing Entity
$1,359,151,000 Asset Backed Notes, Class A
$61,153,000 Asset Backed Notes, Class B
$28,225,000 Asset Backed Notes, Class C
Capital Auto Receivables LLC
Depositor
GMAC LLC
Sponsor and Servicer
This additional information statement (this “Additional Statement”) relates to the Class A-2 Notes, the Class A-3 Notes, the Class A-4 Notes, the Class B Notes and the Class C Notes offered by the preliminary prospectus supplement, dated April 17, 2007 (the “Preliminary Prospectus Supplement”). Unless the context indicates otherwise, defined terms in this Additional Statement that are not otherwise defined herein have the meanings given to them in the Preliminary Prospectus Supplement. This Additional Statement should be read in conjunction with the Preliminary Prospectus Supplement. To the extent that the information directly set forth in this Additional Statement is inconsistent with the information in the Preliminary Prospectus Supplement, you should rely upon the information in this Additional Statement.
The issuing entity is offering the following classes of notes by the Preliminary Prospectus Supplement and the accompanying prospectus:

	Class A Notes

	A-2 Notes	A-3 Notes		A-4 Notes

		A-3a Notes	A-3b Notes	A-4a Notes	A-4b Notes	Class B Notes	Class C Notes

Principal Balance	$525,000,000	$215,000,000	$324,000,000	$118,000,000	$177,151,000	$61,153,000	$28,225,000

Interest Rate	5.22%	5.00%	One-Month LIBOR + 0.010%	5.01%	One-Month LIBOR + 0.040%	5.15%	5.38%

Initial Distribution Date	May 15, 2007	May 15, 2007	May 15, 2007	May 15, 2007	May 15, 2007	May 15, 2007	May 15, 2007

Final Scheduled Distribution Date	November 16, 2009	April 15, 2011	April 15, 2011	April 16, 2012	April 16, 2012	September 17, 2012	November 15, 2012

Distribution Frequency	Monthly	Monthly	Monthly	Monthly	Monthly	Monthly	Monthly

Price to Public	99.993663%	99.986038%	100.000000%	99.999017%	100.000000%	99.973994%	99.991478%

Underwriting Discount	0.125%	0.175%	0.175%	0.250%	0.250%	0.300%	0.350%

Proceeds to Depositor	99.868663%	99.811038%	99.825000%	99.749017%	99.750000%	99.673994%	99.641478%

The Class A-3b Notes and the Class A-4b Notes are floating rate notes. All other offered notes are fixed rate notes.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this Additional Statement, the Preliminary Prospectus Supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
Underwriters for the Class A-2 Notes, the Class A-3 Notes, the Class A-4 Notes and the Class B Notes:

ABN AMRO Incorporated	Barclays Capital	Deutsche Bank Securities	RBS Greenwich Capital

Comerica Securities	Lloyds TSB Corporate Markets	Swedbank
Underwriters for the Class C Notes:

ABN AMRO Incorporated	Barclays Capital	Deutsche Bank Securities	RBS Greenwich Capital

      The principal amount, interest rate and the Final Scheduled Distribution Date for the offered notes are as set forth on the first page of this Additional Statement. The corresponding information for the Class A-1 Notes and the Class D Notes is set forth in the following table:

	Class A-1 Notes	Class D Notes

Principal amount	$419,000,000	$9,408,000
Interest rate	5.32455%	6.57%
Final scheduled distribution date	May 15, 2008	September 16, 2013
UNDERWRITING
      Subject to the terms and conditions set forth in the underwriting agreement, the depositor has agreed to sell to each of the underwriters named below, and each of the underwriters has severally agreed to purchase from the depositor, the principal amount of the offered notes set forth opposite its name below:
Aggregate Principal Amount to be Purchased

	Class A-2	Class A-3a	Class A-3b	Class A-4a	Class A-4b	Class B	Class C
Underwriter	Notes	Notes	Notes	Notes	Notes	Notes	Notes

ABN AMRO Incorporated	$118,125,000	$48,375,000	$72,900,000	$26,550,000	$39,858,975	$13,759,425	$7,056,250
Barclays Capital Inc.	$118,125,000	$48,375,000	$72,900,000	$26,550,000	$39,858,975	$13,759,425	$7,056,250
Deutsche Bank Securities Inc.	$118,125,000	$48,374,999	$72,900,000	$26,550,001	$39,858,976	$13,759,426	$7,056,250
Greenwich Capital Markets, Inc.	$118,125,000	$48,375,000	$72,900,000	$26,550,000	$39,858,975	$13,759,425	$7,056,250
Comerica Securities, Inc.	$17,500,000	$7,166,667	$10,800,000	$3,933,333	$5,905,033	$2,038,433	—
Lloyds TSB Bank plc	$17,500,000	$7,166,667	$10,800,000	$3,933,333	$5,905,033	$2,038,433	—
Swedbank AB (publ)	$17,500,000	$7,166,667	$10,800,000	$3,933,333	$5,905,033	$2,038,433	—

Total	$525,000,000	$215,000,000	$324,000,000	$118,000,000	$177,151,000	$61,153,000	$28,225,000

      ABN AMRO Incorporated, Barclays Capital Inc., Deutsche Bank Securities Inc. and Greenwich Capital Markets, Inc. are responsible for jointly leading and managing the offering of the offered notes.
      Lloyds TSB Bank PLC and Swedbank AB (publ) are not U.S. registered broker-dealers and, therefore, to the extent that either Lloyds TSB Bank PLC or Swedbank AB (publ) intends to effect any sales of the notes in the United States, it will do so through one or more U.S. registered broker-dealers as permitted by regulations promulgated under the Securities Exchange Act of 1934, as amended.
      The depositor has been advised by the underwriters that the several underwriters propose initially to offer the Class A-2 Notes, the Class A-3a Notes, the Class A-3b Notes, the Class A-4a Notes, the Class A-4b Notes, the Class B Notes and the Class C Notes to the public at the prices set forth on the first page of this Additional Statement, and to dealers at those prices less a selling concession not in excess of the percentage set forth below for each class of offered notes. The underwriters may allow, and those dealers may reallow to other dealers, a subsequent concession not in excess of the percentage set forth below for each class of offered notes. After the initial public offering, the public offering price and these concessions may be changed.

	Selling Concession	Reallowance

Class A-2 Notes	0.075%	0.075%
Class A-3a Notes	0.105%	0.105%
Class A-3b Notes	0.105%	0.105%
Class A-4a Notes	0.150%	0.150%
Class A-4b Notes	0.150%	0.150%
Class B Notes	0.180%	0.120%
Class C Notes	0.210%	0.140%

      The following chart sets forth information on the aggregate proceeds to the depositor from the sale of the offered notes.

		As a Percent of Initial
		Aggregate Principal
		Amount of the
	Aggregate Amount	Offered Notes

Sale of the Offered Notes Proceeds	$1,448,446,243.73	99.994287%
Underwriting Discount on the Notes	$2,619,624.00	0.180847%
Additional Offering Expenses	$1,200,000.00	0.082843%
Net Proceeds to Depositor	$1,444,626,619.73	99.730597%
THE CLASS A-1 NOTES AND THE CLASS D NOTES
      The depositor intends to sell the entire aggregate principal balance of the Class A-1 Notes and the Class D Notes, not offered by the Preliminary Prospectus Supplement, on the closing date through one or more private placements.